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                                                                    EXHIBIT 10.1

                    AMENDMENT #2 TO ASSET PURCHASE AGREEMENT

         THIS AMENDMENT #2, dated as of August 31, 1998 (the "Amendment"), is to the ASSET PURCHASE AGREEMENT, dated as of April 13, 1998 (the "Agreement"), as amended by AMENDMENT #1, dated as of August 11, 1998, by and among SPEEDY MUFFLER KING INC., an Ontario corporation ("Parent"), SPEEDY (U.S.A.), INC., a Delaware corporation ("Speedy U.S.A."), BLOOR AUTOMOTIVE INC., a Delaware corporation ("Bloor"), SPEEDY CAR-X INC., a Delaware corporation ("Car-X", and together with Bloor, "Sellers"), SPEEDY HOLDING CORP., a Delaware corporation ("Purchaser"), and MONRO MUFFLER BRAKE, INC., a New York corporation ("Monro").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Parent, Speedy U.S.A., Sellers, Purchaser and Monro desire to amend the Agreement on the terms and conditions hereinafter set forth;

         WHEREAS, any capitalized term used and not defined herein shall have the same meaning as set forth in the Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

              1. A new Section 2.8 to Article 2 of the Agreement is hereby added to read in its entirety as follows:


         "Section 2.8 PRORATIONS. The following prorations relating to the Assets will be made as of the Closing Date, with Sellers liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date, in each case if not already taken into account on the Statement of Net Assets. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid by the applicable party on the date the Adjusting Payment is made pursuant to Section 2.5 hereof:

         (a) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Assets, but excluding all Transfer Taxes which are imposed as a result of the transactions contemplated hereby;

         (b) Rents, additional rents, taxes and other items payable by Sellers under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Purchaser;








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         (c) The amount of charges for sewer, water, fuel, telephone, electricity and other utilities; and

         (d) All other items normally adjusted in connection with similar transactions.

If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the date the Adjusting Payment is made, the proration shall be made based on (i) the actual expense incurred in the previous billing period, for expenses billed less often than quarterly, and
(ii) the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Each party agrees to furnish all other parties hereto with such documents and other records as shall be reasonably requested in order to confirm all proration calculations."

              2. Paragraph (a) of Section 3.5 of the Agreement is hereby amended by adding a new paragraph at the end of such paragraph as follows:

         "Sellers acknowledge that Purchaser's acceptance or knowledge of deeds delivered pursuant to Section 6.2(h) hereof containing an exception relating to "zoning, building and other laws and ordinances of general application" shall not constitute a waiver of any alleged breach of any representation or warranty of Parent or Sellers contained in this Agreement; provided, that this paragraph shall not give Purchaser or Monro any additional rights not otherwise contemplated herein."

              3. The last two sentences of Section 3.19 of the Agreement are hereby amended to read in their entirety as follows:

         Except as set forth in Schedule 3.19(v), no written, or, to the knowledge of Sellers, oral claims are pending against or have been delivered to Sellers or any of their Affiliates by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Sellers of the Intellectual Property does not infringe in any material respect on any trademark, service mark, trade name, copyright, trade secret, right of privacy or right of publicity of any third party. Schedule 3.19(v) sets forth a list of all states in which Sellers are operating the Business under a trade name, and each jurisdiction in which any such trade name is registered.

              4. The next to last sentence of Section 5.15 of the Agreement is hereby amended to read in its entirety as follows: "The cost of such title insurance shall be shared equally by Purchaser and Sellers up to an aggregate coverage of $52 million (with Sellers bearing one-half of the pro rata portion of the total premium, with Purchaser bearing the balance of the premium if Purchaser purchases aggregate coverage in excess of $52 million); provided, that Sellers shall bear the cost of any of the corrective actions required under
Section 5.17."







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              5. Paragraph (d) of Section 6.1 of the Agreement is hereby amended to read in its entirety as follows:

         "Section 6.1. CONDITION TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (d) TITLE INSURANCE. Purchaser shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in Section 5.15, with respect to all Real Property and Leased Real Property, other than Unpermitted Exceptions having a cost to cure of $500,000 or less, provided that if a title policy with respect to a parcel of Real Property or Leased Real Property is unable to be issued, the allocated value of such property shall be used in lieu of the cost to cure; PROVIDED, FURTHER, HOWEVER, that the cost to cure exceptions related to Real Property and Leased Real Property referred to on
Schedule 9.10(a)(i) shall not count towards the $500,000 threshold referred to in this paragraph."

              6. Paragraph (d) of Section 8.1 of the Agreement is hereby amended to read in its entirety as follows:

         "Section 8.1. TERMINATION. This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

                  (d) by notice from either Monro or Parent to the other if the Acquisition shall not have been consummated on or before (i) July 13, 1998, if the Sellers have caused the condition set forth in Section 6.1(c) to be satisfied on or before June 22, 1998, and otherwise (ii) 20 days after the Sellers have caused the condition set forth in
         Section 6.1(c) to be satisfied, but in no event later than September 17, 1998 (unless in any case the failure to consummate the Acquisition by such date shall be due to the action or failure to act of the party or its Affiliate seeking to terminate this Agreement, including, without limitation, any breach of its obligations under Section 5.4)."

              7. The reference in paragraph (i) of Section 9.1 of the Agreement to "Section 3.3(b)" is corrected to refer to "Section 3.5(b)".

              8. A new Section 9.10 of Article 9 is hereby added to read in its entirety as follows:

         "Section 9.10.  SPECIFIC INDEMNIFICATION.








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         Notwithstanding anything to the contrary contained in Sections 9.1, 9.4 and the first sentence of 9.5 hereof:

         (a) Sellers, Speedy U.S.A. and Parent, jointly and severally shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from all Losses arising or relating to:

                    (i) the failure of Sellers, Speedy U.S.A. and Parent to cure (which shall include the title company insuring over an exception) any exception referred to on Schedule 9.10(a)(i); provided, however, that this indemnification shall not apply to any Losses by the Purchaser Indemnified Parties arising or relating to the recordation by Purchaser, Monro or any assignee of Purchaser or Monro of any lease or memorandum of lease with respect to any Leased Real Property located in the State of Maryland conveyed by Sellers pursuant to the Agreement; and

                    (ii) the failure of Sellers, Speedy U.S.A. and Parent to obtain and deliver non-disturbance agreements, as described in Section 5.4(f) hereof, and/or mortgage releases, for the Leased Real Property listed on
Schedule 9.10(a)(ii)

         (b)  The Claims Period with respect to Purchaser Losses described in
Section 9.10(a)(i) above relating to Real Property shall terminate on the five year anniversary of the Closing Date.

         (c)  The Claims Period with respect to Purchaser Losses described in
Section 9.10(a)(i) above relating to Leased Real Property shall terminate on the earlier of (a) the later of 18 months after the Closing Date and the expiration of the Real Property Lease (in accordance with its current terms and without giving effect to the exercise of any option to extend or renew thereunder) for the respective Leased Real Properties, and (b) the five year anniversary of the Closing Date.

         (d)  The Claims Period with respect to Purchaser Losses described in
Section 9.10(a)(ii) shall terminate on the five year anniversary of the Closing Date.

         (e) For purposes of this Article IX, "Purchaser Losses" shall include the Losses of the Purchaser Indemnified Parties described in this Section 9.10 as to which the Purchaser Indemnified Parties are entitled to indemnification. Notwithstanding anything to the contrary contained herein, the Seller's indemnification obligations with respect to this Section 9.10 relating to a particular parcel of Real Property or Leased Real Property shall be limited to an amount equal to the maximum amount of title insurance coverage obtained on such parcel as contemplated by Section 6.1, or, if no such coverage has been obtained, an amount equal to the allocated value of such property on Schedule 6.1(c)(i) or (ii).

              9. Section 10.11 is hereby amended by replacing "Closing Date" in the first sentence with "Delivery Date."







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              10.  CONTROLLING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to New York's choice of law rules.

              11. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

              12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.







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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

                                   SMK SPEEDY INTERNATIONAL INC.
                                   (formerly known as SPEEDY MUFFLER KING INC.)

                                   By: /s/ Mary Jane Allen
                                      -----------------------------------------
                                      Name:  Mary Jane Allen
                                      Title: Treasurer

                                   BLOOR AUTOMOTIVE INC.

                                   By: /s/ Mary Jane Allen
                                      -----------------------------------------
                                      Name:  Mary Jane Allen
                                      Title:  Controller

                                   SPEEDY CAR-X INC.

                                   By: /s/ Mary Jane Allen
                                      -----------------------------------------
                                      Name:  Mary Jane Allen
                                      Title:  Controller

                                   SPEEDY (U.S.A.), INC.

                                   By: /s/ Mary Jane Allen
                                      -----------------------------------------
                                      Name:  Mary Jane Allen
                                      Title:  Controller

                                   SPEEDY HOLDING CORP.

                                   By: /s/ Catherine D'Amico
                                      -----------------------------------------
                                      Name:  Catherine D'Amico
                                      Title: Secretary

                                  MONRO MUFFLER BRAKE, INC.

                                  By: /s/ Catherine D'Amico
                                      -----------------------------------------
                                      Name:  Catherine D'Amico
                                      Title: Chief Financial Officer






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                                                            SCHEDULE 9.10(a)(i)

                            Shop No.
                            --------

Gaps in Chain of Title -    1915
                            2931
                            0663
                            2070

Encroachments -             3108    New York - parking encroaches onto adjacent
                                    property
                            4503    Virginia - Speedy's bldg. encroaches onto
                                    adjacent property 3.89 feet
                            0676    Connecticut - underground storm drain
                                    running under bldg.
                            3440    Ohio - 10' storm sewer easement running
                                    under bldg.
                            2106    Michigan - Speedy's parking encroaches onto
                                    adjacent property
                            3461    Ohio - Easement running under property

Encumbrances -              3739    termination of previous lease of record
                            2004    termination of previous lease of record

Judgments -                 3751    Judgments against Fee Owner and Goodyear
                                    $60,006.89 plus interest & penalties

Failure to record a
Memorandum of Lease of
each of the following
Maryland sites -            1903
                            1905
                            1908
                            1909
                            1912





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                                                           SCHEDULE 9.10(a)(ii)

Shops at which SNDAs are required from private mortgage holders:

                                    1913
                                    1915
                                    1918
                                    3752
                                    3141
                                    2070












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